Exhibit 99.A

News For Immediate Release
El Paso Corporation Reports Third Quarter Financial and Operational Results
HOUSTON, TEXAS, November 3, 2010—El Paso Corporation (NYSE:EP) is today reporting third quarter 2010 financial and operational results for the company.
Highlights:
•	$0.22 adjusted diluted earnings per share (EPS) versus $0.23 in 2009. Higher pipeline earnings and E&P volumes were offset by lower realized natural gas prices, after hedges.

•	Third quarter 2010 reported EPS of $0.19 per diluted share versus $0.08 in 2009.

•	Third quarter 2010 Pipeline Group earnings before interest expense and taxes (EBIT) rose 2 percent from the third quarter 2009.

•	E&P oil opportunities are expanding with success in the Eagle Ford shale and a 135,000 net acre position in the Wolfcamp oil shale.
“Each quarter’s progress brings us closer to our long term goals,” said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation. “Both of our businesses continue to create value in the face of a challenging economic climate. Our pipeline group delivered another good quarter, and is poised to complete three expansions before year-end, all on-time and significantly under budget. In E&P, we continue to improve our execution, and, with our early entrance into the emerging Wolfcamp shale oil play, we have further expanded our portfolio of oil opportunities. In addition, the hedges we have in place through 2012 separate us from our peers in what could be a sustained period of low natural gas prices. Every aspect of our business remains focused on execution, which will allow us to reach our objective of substantial free cash flow in 2012.”

A summary of financial results for the quarters and nine-month periods ended September 30, 2010 and 2009 is as follows:

	Quarters Ended		Nine Months Ended
Financial Results	September 30,		September 30,
($ in millions, except per share amounts)	2010	2009	2010	2009

Net income (loss) attributable to El Paso Corporation (EPC)	$142	$67	$687	$(813)
Preferred stock dividends	9	9	28	28

Net income (loss) attributable to EPC common stockholders	$133	$58	$659	$(841)

Basic per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.19	$0.08	$0.95	$(1.21)

Diluted per common share amounts
Net income (loss) attributable to EPC common stockholders	$0.19	$0.08	$0.90	$(1.21)

The effective tax rate for the nine months ended September 30, 2010 was approximately 30 percent, which is lower than the statutory rate, primarily due to an increase in income attributable to nontaxable noncontrolling interests, the tax impact of the sale of El Paso’s interests in Mexican pipeline and compression assets, and liquidation of certain foreign entities. The impact of these items was partially offset by $18 million of additional income tax expense recorded in the first quarter due to healthcare legislation enacted in March 2010, which reduces the tax deduction for certain retiree prescription drug expenses.
Items Impacting Quarterly Results
Third quarter 2010 and 2009 net income includes the following items:

Third Quarter 2010	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to EPC common stockholders		$133	$0.19
Adjustments[1]
Impact of E&P financial derivatives[2]	$(94)	$(61)	$(0.08)
Ceiling test charges	14	14	0.02
Change in legacy derivative contracts and other legacy items[3]	14	10	0.01
Loss on debt extinguishment	104	66	0.09
Tax benefit from liquidation of foreign entities	—	(9)	(0.01)
Impact of estimated annual effective tax rate on adjustments[4]	—	2	—

Adjusted EPS[5]			$0.22

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges, and assume 762 million diluted shares

[2]	Includes $184 million of gains on financial derivatives, adjusted for $90 million of cash settlement proceeds. Cash proceeds on settlements do not reflect $48 million, or $0.04 per share, of option premiums paid in 2009 for financial derivatives settled during third quarter 2010

[3]	Legacy items consist of changes in the value of power contracts, an environmental remediation reserve and the impact of indemnifications

[4]	Reflects an adjustment for the difference between an assumed 36 percent statutory tax rate on individual pretax adjustments and the company’s estimated overall annual effective tax rate

[5]	Reflects fully diluted shares of 762 million and includes a $9 million income impact from dilutive securities

Third Quarter 2009	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to EPC common stockholders		$58	$0.08
Adjustments[1]
Impact of E&P financial derivatives[2]	$118	$75	$0.11
Ceiling test charges	5	5	0.01
Change in legacy derivative contracts and other legacy items[3]	36	23	0.03

Adjusted EPS[4]			$0.23

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges and assume 700 million diluted shares

[2]	Includes $87 million of gains on financial derivatives, adjusted for $205 million of cash settlement proceeds

[3]	Legacy items consist of changes in the value of power and natural gas contracts and the impact of an indemnification

[4]	Reflects fully diluted shares of 758 million and includes a $9 million income impact from dilutive securities
Adjusted EPS for the third quarter 2009 does not include $50 million, or $0.04 per share, of early cash settlements of oil derivative contracts that hedged July through September 2009 production that were realized in the first quarter of 2009.
Financial Results—Nine Months Ended September 30, 2010
For the nine months ended September 30, 2010, El Paso reported net income attributable to EPC common stockholders of $659 million, or $0.90 per diluted share, compared with a net loss of $841 million, or $1.21 per diluted share, for the first nine months of 2009. Earnings for the nine month periods of 2010 and 2009, after adjusting for the impacts of E&P financial derivatives and other items, were $0.77 and $0.95 per diluted share, respectively. A schedule of items affecting year-to-date results is attached as an appendix to this release.

Business Unit Financial Update

Segment EBIT Results	Quarters Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2010	2009	2010	2009

Pipeline Group	$334	$326	$1,198	$1,049
Exploration and Production	261	88	754	(1,536)
Marketing	(12)	(28)	(44)	34
Corporate and Other	(111)	(28)	(96)	(21)

	$472	$358	$1,812	$(474)

Pipeline Group
     The Pipeline Group reported EBIT of $334 million for the quarter ended September 30, 2010, compared with $326 million for the same period in 2009. Third quarter 2010 results benefited from higher reservation revenues, primarily due to higher rates on the Southern Natural Gas Company (SNG) system and the impact of several expansion projects that were placed in service in 2010, including the Elba Express Pipeline and the SLNG Elba Island LNG terminal expansion. Third quarter 2010 results were also favorably impacted by an increase in allowance for equity funds used during construction (AFUDC) on expansion projects that are not yet in service, principally the Ruby pipeline. Offsetting the effects of these favorable items was an increase in noncontrolling interests and a $21 million non-cash asset write down based on a Federal Energy Regulatory Commission order relating to the 2009 sale of the Natural Buttes compressor station and gas processing plant. In addition, continued regional economic and competitive challenges impacted El Paso Natural Gas Company (EPNG) results through lower realized rates and volumes on its recontracted capacity, while EBIT from Tennessee Gas Pipeline (TGP) declined due to lower pricing on its operational sales of retained fuel in excess of fuel used in operations as well as reduced long-haul transportation revenues on its system resulting from changing natural gas flows in the northeast.
Third quarter 2010 pipeline throughput was down 4 percent as compared with the third quarter 2009. Volumes rose on the TGP, SNG, and Cheyenne Plains systems due to production growth out of the Marcellus region, higher demand from local distribution companies and power generators in the Southeast, and an increase in Rockies production and export volumes, respectively. Throughput on EPNG was down from the third quarter 2009, primarily as a result of weaker demand in California and the Southwest as well as competition from another pipeline and LNG imports. Throughput on the Colorado Interstate Gas Company system was slightly lower than the third quarter 2009 due to reduced production area deliveries. Approximately 80 percent of the company’s pipeline revenues are derived from demand charges under long-term contracts.
Pipeline Backlog Execution Update
The Pipeline Group expects to place three expansions in service on schedule, before year end — the WIC System Expansion, the CIG Raton 2010 expansion, and the first phase of the SNG South System III expansion. In total, these three projects are expected to be approximately $100 million, or 25 percent, under budget and within their original time frame.
Ruby has construction activity underway in all eight spreads along its 680-mile route. To date, permitting and construction are proceeding very well on the eastern portion of the pipeline route. However, there have been delays obtaining regulatory clearances in the western portion of the route. While the pace of obtaining regulatory clearances has recently improved, the delays are expected to push back Ruby’s in-service date from March 2011 to June 2011 and increase total project capital by 10 to 15 percent as compared to the original $3 billion budget. El Paso will bear all the construction cost increases pursuant to its arrangements with Ruby’s partner, Global Infrastructure Partners (GIP). The expected delay of the in-service date has no impact on the firm transportation contracts, the Ruby credit facility or the agreements with GIP.
Ruby continues to manage the significant variables impacting project execution, including the impact on contractor productivity from the duration and severity of winter weather, the timing of additional regulatory clearances and the ability to access certain sections of the route during specific windows that have been established to protect wildlife.
The remaining projects in the pipeline expansion backlog remain on track to be placed in service on-time and on-budget. In total, El Paso’s multi-year expansion backlog is expected to be placed in service within approximately 5 percent of budget.

	Quarters Ended
Pipeline Group Results	September 30,
($ in millions)	2010	2009

EBIT before adjustment for non-controlling interests	$375	$341
Net income attributable to non-controlling interests	(41)	(15)

EBIT	$334	$326
DD&A	$111	$104
Total throughput (BBtu/d)[1]	17,047	17,757

[1]	Includes proportionate share of jointly owned pipelines

Exploration and Production
The Exploration and Production segment reported $261 million of EBIT for the quarter ended September 30, 2010 compared with $88 million for the same period in 2009. Higher EBIT was primarily due to the mark-to-market impact of financial derivatives, higher volumes and commodity prices and a 9 percent reduction in per-unit cash costs. As a result of its successful efforts to reduce cash operating expenses, El Paso is updating its 2010 cash cost guidance to $1.75 to $1.85 per Mcfe. Third quarter 2010 DD&A expense was higher due to a higher depletion rate and higher production volumes. The company updated its full year 2010 DD&A guidance to be $1.80 to $1.85 per Mcfe.
Third quarter 2010 production volumes averaged 764 MMcfe/d, including 62 MMcfe/d of Four Star unconsolidated affiliate volumes, representing an increase of 32 MMcfe/d, or 4 percent, from third quarter 2009 production volumes, which averaged 732 MMcfe/d, including 71 MMcfe/d of Four Star unconsolidated affiliate volumes. Higher year to year volumes reflect substantial growth from the company’s Haynesville shale program and increased production in Brazil.
During the third quarter 2010, El Paso was the winning bidder for leases covering approximately 123,000 acres in Reagan, Crockett, Upton, and Irion counties in the September 22, 2010 University of Texas lease sale. The leases, when added to approximately 12,000 net acres of existing leasehold nearby, give the company a large position for its newest horizontal oil program, the Wolfcamp shale.

Exploration and Production Results	Quarters Ended
	September 30,
($ in millions, except price and unit cost amounts)	2010	2009

Physical sales — natural gas, oil, condensate and NGL	$334	$245
Realized and unrealized gains on financial derivatives	184	87
Other revenues	1	11

Total operating revenues	$519	$343
Operating expenses[1]	(254)	(246)
Other income (expenses)	(4)	(9)

EBIT	$261	$88
DD&A	$117	$93
Consolidated volumes:
Natural gas sales volumes (MMcf/d)	601	574
Oil, condensate, and NGL sales volumes (MBbls/d)	17	15
Total consolidated equivalent sales volumes (MMcfe/d)	702	661

Exploration and Production Results	Quarters Ended
	September 30,
($ in millions, except price and unit cost amounts)	2010	2009

Four Star total equivalent sales volumes (MMcfe/d)[2]	62	71

Total combined	764	732
Weighted average realized price on physical sales
Natural gas ($/Mcf)	$4.31	$3.32
Oil, condensate, and NGL ($/Bbl)	$62.10	$52.22
Weighted average realized price, including financial derivatives
Natural gas ($/Mcf)	$5.93	$7.37
Oil, condensate, and NGL ($/Bbl)[3]	$62.51	$82.25
Transportation costs
Natural gas ($/Mcf)	$0.30	$0.24
Oil, condensate, and NGL ($/Bbl)	$0.81	$0.80
Per-unit costs ($/Mcfe)
DD&A	$1.81	$1.54
Cash operating costs[4]	$1.62	$1.78

[1]	2010 and 2009 include $14 million and $5 million of non-cash ceiling test charges, respectively

[2]	Four Star is an equity investment — volumes disclosed represent the company’s proportionate share

[3]	2009 includes approximately $50 million of the $186 million received in the first quarter of 2009 related to the early settlement of oil derivative contracts originally scheduled to settle July through September of 2009

[4]	Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income
Hedge Positions
El Paso actively manages it exposure to commodity prices using various hedging strategies. The company recently expanded its natural gas hedge position in 2011 and established a position in 2012. A summary of natural gas and oil hedge positions can be found in the Third Quarter 2010 Financial & Operational Reporting Package at www.elpaso.com in the Investors section or in El Paso’s Form 10-Q.
Other Operations
The Marketing segment reported an EBIT loss of $12 million for the quarter ended September 30, 2010, compared with a $28 million loss for the same period in 2009. Third quarter 2010 and third quarter 2009 results were impacted primarily by changes in the fair value of legacy power contracts.
During the third quarter of 2010, Corporate and Other reported an EBIT loss of $111 million, compared with a $28 million loss for the same period in 2009. Third quarter 2010 results were primarily impacted by a loss of $104 million associated with the exchange of $348 million of 12.00% Senior Notes due 2013 for 6.50% Senior Notes due 2020 and cash consideration. The third quarter 2009 loss is primarily related to legacy litigation and environmental remediation cost.
Detailed financial and operational information for the company will be posted at www.elpaso.com in the Investors section.

Webcast Information
El Paso Corporation has scheduled a live webcast of its third quarter 2010 results on November 3, 2010, beginning at 10 a.m. Eastern Time, 9 a.m. Central Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID #20531425) 10 minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s Web site in the Investors section. A telephone audio replay will be also available through November 12, 2010, by dialing (800) 642-1687 (conference ID #20531425). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
Disclosure of Non-GAAP Financial Measures
The Securities and Exchange Commission (SEC)’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s Financial and Operational Reporting Package, which will be posted at www.elpaso.com in the Investors section.
El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments, which consist of both consolidated businesses and investments in unconsolidated affiliates. The company believes that EBIT is useful to its investors because it allows them to evaluate more effectively the performance of all El Paso’s businesses and investments using the same performance measure analyzed internally by our management and so that our investors may evaluate the company’s operating results without regard to its financing methods or capital structure. The company defines EBIT as net income (loss) adjusted for items such as (i) interest and debt expense; (ii) income taxes; and (iii) net income attributable to noncontrolling interests.
Adjusted EPS is defined as diluted earnings per share adjusted for certain items that we consider to be significant to understanding our underlying performance for a given period.
Adjusted EPS is useful in analyzing the company’s on-going earnings potential and understanding certain significant items impacting the comparability of our results. For 2010, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, and excluding ceiling test charges, changes in legacy derivative contracts and other legacy items, the gain on the sale of Mexican pipeline assets, the loss on debt extinguishment, the impact of health care legislation, a tax benefit from liquidation of foreign entities and the impact of the estimated annual effective tax rate on adjustments. For 2009, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders adjusted for the impact of E&P financial derivatives, and excluding ceiling test charges, changes in legacy derivative contracts and other legacy items, the loss on sale of notes receivable relating to the Porto Velho sale, and the effect of the change in the number of diluted shares.
Exploration and Production per-unit total cash operating costs is a non-GAAP measure calculated on a per Mcfe basis equal to total operating expenses less DD&A, transportation costs, costs of products and services, and ceiling test charges and other impairment divided by total consolidated equivalent production. It is a valuable measure used by oil and gas companies and analysts to evaluate operating performance and efficiency.
El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare it with the performance of other companies within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per share or other measures of financial performance presented in accordance with GAAP.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to achieve the targeted costs savings from the reorganization announced in November 2009; change management risk associated with the previously announced reorganization; our ability to pay the dividends declared; changes in unaudited and/or unreviewed financial information; volatility in, and access to, the capital markets; our ability to implement and achieve objectives in our 2010 plan and updated guidance, including achieving our earnings and cash flow targets, as well as targets for future years; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production (E&P) segment; our ability to successfully identify and finance new Midstream opportunities; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline and E&P projects and our ability to successfully construct and operate such projects on time within budget; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation, including future regulation resulting from the oil spill in the Gulf of Mexico or financial reform legislation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission (SEC) filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906
Items Impacting Nine Month Results

Nine Months Ended September 30, 2010
($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS

Net income attributable to EPC common stockholders		$659	$0.90
Adjustments[1]
Impact of E&P financial derivatives[2]	$(227)	$(146)	$(0.19)
Ceiling test charges	16	16	0.02
Change in legacy derivative contracts and other legacy items[3]	25	17	0.02
Gain on sale of Mexican pipeline assets	(80)	(59)	(0.08)
Loss on debt extinguishment	104	66	0.09
Impact of health care legislation	—	18	0.02
Tax benefit from liquidation of foreign entities	—	(9)	(0.01)
Impact of estimated annual effective tax rate on adjustments[4]	—	(6)	—

Adjusted EPS[5]			$0.77

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the ceiling test charges and gain on the sale of Mexican pipeline assets and assume 761 million diluted shares

[2]	Includes $468 million of gains on financial derivatives, adjusted for $241 million of cash settlement proceeds. Cash settlement proceeds do not reflect $148 million, or $0.12 per share, of option premiums paid in 2009 for financial derivatives settled during the first nine months of 2010

[3]	Legacy items consist of changes in the value of power contracts, an environmental remediation reserve and the impact of indemnifications

[4]	Reflects an adjustment for the difference between an assumed 36 percent statutory tax rate on individual pretax adjustments and the company’s estimated overall annual effective tax rate

[5]	Reflects fully diluted shares of 761 million and includes a $28 million income impact from dilutive securities

Nine Months Ended September 30, 2009
($ millions, except per share amounts)	Before Tax	After Tax	Diluted EPS

Net income (loss) attributable to EPC common stockholders		$(841)	$(1.21)
Adjustments[1]
Impact of E&P financial derivatives[2]	$314	$201	$0.29
Ceiling test charges	2,085	1,349	1.94
Change in legacy derivative contracts and other legacy items[3]	(62)	(40)	(0.06)
Loss on sale of notes receivable relating to Porto Velho sale	22	22	0.03
Effect of change in number of diluted shares			(0.04)

Adjusted EPS[4]			$0.95

[1]	All individual adjustments assume a 36 percent statutory tax rate, except for the international portion of ceiling test charges and loss on sale of notes receivable relating to Porto Velho, and assume 695 million diluted shares.

[2]	Includes $536 million of gains on financial derivatives, adjusted for $850 million of cash settlement proceeds

[3]	Legacy items consist of changes in the value of power and natural gas contracts and impact of an indemnification

[4]	Reflects fully diluted shares of 756 million and includes a $28 million income impact from dilutive securities
Adjusted earnings per share include $49 million, or $0.04 per share, of early cash settlements of oil derivative contracts that hedged October through December 2009 production.

EL PASO CORPORATION
RECONCILIATION OF EBIT TO NET INCOME
($ in millions)
(unaudited)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

EBIT	472	358	1,812	(474)
Interest and debt expense	(255)	(256)	(782)	(764)
Income tax benefit (expense)	(75)	(35)	(343)	425

Net income (loss) attributable to EPC	142	67	687	(813)

Net income attributable to noncontrolling interests	41	15	101	38

Net income (loss)	$183	$82	$788	$(775)

RECONCILIATION OF CASH OPERATING COSTS
(unaudited)

	3Q 2010		3Q 2009
	Total	Per-Unit	Total	Per-Unit
	($ MM)	($/Mcfe)	($ MM)	($/Mcfe)

Total operating expenses	$254	$3.93	$246	$4.04
Depreciation, depletion and amortization	(117)	(1.81)	(93)	(1.54)
Transportation costs	(18)	(0.28)	(15)	(0.24)
Cost of products	—	—	(8)	(0.13)
Ceiling test charges	(14)	(0.22)	(5)	(0.08)
Impairments	—	—	(16)	(0.27)

Total cash operating costs and per-unit cash costs(1)	$105	$1.62	$109	$1.78

Total equivalent volumes (MMcfe) (1)		64,575		60,825

(1)	Excludes volumes and costs associated with equity investment in Four Star